[Letterhead of Baum & Company, P.A.]


August 22, 2008

Securities and Exchange Commission
100 F Street NE
Washington DC 20549

Gentlemen:

We have read and agree with the comments contained in Item 4 to Form 8-K of Pricester.com, Inc., dated August 22, 2008, as they relate to our firm. We have no knowledge related to the engagement of the new auditor.

Baum & Company, P.A.
Miami Beach, Florida